Exhibit 99.1

GeoMet Announces Financial and Operating Results for the Quarter Ended March 31, 2012

Houston, Texas—May 16, 2012-GeoMet, Inc. (NASDAQ: GMET) (“GeoMet” or the “Company”) today announced its financial and operating results for the quarter ended March 31, 2012.

William C. Rankin, GeoMet’s President and Chief Executive Officer, had the following comments, “As a result of the current low gas price environment, we expect a borrowing base deficiency. Due to these factors, we incurred significant non-cash charges which adversely impacted our results for the quarter and our balance sheet resulting in disclosures related to going concern risks.  However, despite the lowest natural gas prices in a decade, the Company recorded its fifth consecutive quarter of Adjusted Net Income.  Cash generation was in line with our expectations for the quarter largely as a result of our hedging strategy and our effective control of costs. The Vitruvian acquisition completed in November of last year doubled our production and lowered our cash breakeven point per Mcf by approximately 30%.”  Mr. Rankin added, “We face significant challenges but are continuing to meet all of our obligations on a timely basis. The Company has hedged more than 80% of estimated sales volumes for the last three quarters of 2012 and for all of 2013 at levels well above the current NYMEX forward natural gas price curve. We are negotiating with our bank group to address a borrowing base deficiency that will exist at the pending June determination. We expect to resolve this matter in a manner acceptable to the Company but can provide no assurances of such at this time.”

First Quarter 2012 Financial and Operating Results

For the quarter ended March 31, 2012, GeoMet reported a net loss of $52.9 million. Included in the net loss was a noncash charge of $47.3 million to provide a full valuation allowance for the net deferred tax assets, a $15.8 million pre-tax, non-cash impairment to the Company’s gas properties and a $5.2 million pre-tax, non-cash, mark-to-market gain on natural gas derivative contracts. The Company received net cash payments of $4.8 million from the settlement of natural gas derivative contracts during the quarter. For the quarter ended March 31, 2011, GeoMet reported net income of $0.5 million. Included in net income for the quarter ended March 31, 2011 was a $2.9 million pre-tax, non-cash, mark-to-market loss on derivative contracts. The Company received net cash payments of $3.5 million from the settlement of natural gas derivative contracts during the first quarter of 2011.

For the quarter ended March 31, 2012, GeoMet reported a net loss available to common stockholders of $54.7 million, or $1.37 per fully diluted share. Included in the net loss available to common stockholders for the quarter ended March 31, 2012 were non-cash charges of $0.5 million for accretion of preferred stock and $1.2 million for paid-in-kind (“PIK”) dividends paid on preferred stock. For the quarter ended March 31, 2011, GeoMet reported a net loss available to common stockholders of $1.3 million, or $0.03 per fully diluted share. Included in the net loss available to common stockholders for the quarter ended March 31, 2011 were non-cash charges of $0.4 million for accretion of preferred stock and $1.3 million for PIK dividends paid on preferred stock.

Adjusted Net Income for the first quarter of 2012 decreased to $0.9 million from $2.2 million in the prior year quarter primarily due to increased depletion, partially offset by increased realized hedging gains. Adjusted Net Income is a non-GAAP measure. See the accompanying table for a reconciliation of Adjusted Net Income to Net (Loss) Income.

Adjusted EBITDA for the first quarter of 2012 increased to $6.8 million from $6.0 million in the prior year quarter primarily due to the acquired hedges. Adjusted EBITDA is a non-GAAP measure. See the accompanying table for a reconciliation of Adjusted EBITDA to Net (Loss) Income. Adjusted EBITDA,

including the return of acquisition costs related to the settlement of natural gas derivative contracts in the amount of $2.5 million, totaled $9.4 million for the first quarter of 2012. We believe this non-GAAP measure is also important for the reporting period because it includes the total cash flows being generated by the hedges acquired in the transaction discussed above. Such hedges were integral and a critical component of the value related to acquired gas properties. In addition, this treatment is also consistent with the treatment in our Bank Credit Agreement.

Revenues combined with cash settlements of natural gas derivative contracts, increased to $17.6 million for the quarter ended March 31, 2012 from $11.4 million in the prior year quarter. The average natural gas price, adjusted for cash settlements of natural gas derivative contracts, was $4.82 per Mcf during the quarter ended March 31, 2012, versus $6.17 per Mcf for the prior year quarter. Revenues, as reported for the quarter ended March 31, 2012, which excludes the effects of cash settlements of natural gas derivative contracts, were $10.2 million, as compared to $7.9 million for the prior year quarter. The average natural gas price, excluding the effects of cash settlements of natural gas derivative contracts, for the quarter ended March 31, 2012 was $2.79 per Mcf as compared to the prior year quarter average of $4.27 per Mcf.

Average net gas sales volumes for the quarter ended March 31, 2012 were approximately 39.9 MMcf per day, a 97% increase from the same quarter in 2011.  Of this increase, 93% was due to the newly acquired gas properties.

Capital expenditures for the quarter ended March 31, 2012 were $0.2 million as compared to $3.1 million for the same quarter in the prior year.

Forward-Looking Statements Notice

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for statements of historical facts, all statements included in the document, including those preceded by, followed by or that otherwise include the words “believe,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “goal,” “plans,” “objective,” “should” or similar expressions or variations on such words are forward-looking statements.  These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are volatility of future natural gas prices, which have been depressed recently, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. GeoMet undertakes no duty to update or revise these forward-looking statements.

Conference Call Information

GeoMet will hold its quarterly conference call to discuss the results for the quarter ended March 31, 2012 on May 21, 2012 at 10:30 a.m. Central Time. To participate, dial (888) 778-8914 a few minutes before the call begins. Please reference GeoMet, Inc. conference ID 1775774. The call will also be broadcast live over the Internet from the Company’s website at www.geometinc.com. A replay of the conference call will be accessible shortly after the end of the call on May 21, 2012 and will be available through May 28, 2012. To access the conference call replay, please dial (888) 203-1112 and enter replay pass code 1775774 when prompted.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”) and non-conventional shallow gas. Our principal operations and producing properties are located in the Cahaba and Black Warrior Basins in Alabama and the Central Appalachian Basin in Virginia and West Virginia. We also control additional coalbed methane and oil and gas development rights, principally in Alabama, British Columbia, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com) or visit our website at www.geometinc.com.

GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
Revenues:
Gas sales	$10,143	$7,851
Operating fees and other	76	73
Total revenues	10,219	7,924
Expenses:
Total production expenses	7,172	4,212
Depreciation, depletion and amortization	3,629	1,633
Impairment of gas properties	15,779	—
General and administrative	1,303	1,439
Realized gains on derivative contracts	(4,793)	(3,497)
Unrealized (gains) losses on derivative contracts	(5,224)	2,850
Total operating expenses	17,866	6,637
Operating (loss) income	(7,647)	1,287
Other expenses & interest, net	(1,277)	(831)
(Loss) income before income taxes	(8,924)	456
Income tax expense	44,024	5
Net (loss) income	$(52,948)	$451
Accretion of Preferred Stock	(462)	(423)
Dividends paid on Preferred Stock	(1,241)	(1,296)
Net loss available to common stockholders	$(54,651)	$(1,268)

Loss per share:

Loss per common share:
Basic	$(1.37)	$(0.03)
Diluted (1)	$(1.37)	$(0.03)
Weighted average number of common shares:
Basic	39,748	39,470
Diluted (1)	39,748	39,470

(1)         Loss per common share—diluted for the three months ended March 31, 2012 excluded the effect of outstanding exercisable options to purchase 1,384,398 shares, 262,896 weighted average restricted shares outstanding, and 4,549,537 shares of Series A Convertible Redeemable Preferred Stock (34,996,440 in dilutive shares, as converted, which assumes conversion on the first day of the period) because we reported a net loss available to common stockholders which caused the options and restricted shares to be anti-dilutive. Additionally, in accordance with ASC 260, in computing the dilutive effect of convertible securities, Net loss available to common stockholders is also adjusted to add back any convertible preferred dividends and accretion unless the preferred shares are anti-dilutive. As such, there was no add back to Net loss available to common stockholders for the three months ended March 31, 2012 for Accretion of and dividends paid for Series A Convertible Redeemable Preferred Stock of $462,016 and $1,241,365, respectively, in computing Loss per common share—diluted as the preferred shares were anti-dilutive.

GEOMET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$791	$458
Accounts receivable	4,352	4,402
Inventory	597	597
Derivative asset — natural gas hedges	24,038	20,685
Other current assets	1,077	1,141

Total current assets	30,855	27,283

Property and equipment — net	157,251	176,393

Other noncurrent assets:
Derivative asset — natural gas hedges	1,093	1,766
Deferred income taxes	6,665	48,171
Other	3,351	3,533

Total other noncurrent assets	11,109	53,470

TOTAL ASSETS	$199,215	$257,146

LIABILITIES, MEZZANINE AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities:
Accounts payable	$7,943	$7,500
Accrued liabilities	3,818	3,936
Deferred income taxes	6,665	4,153
Asset retirement liability	31	32
Current portion of long-term debt	94	92

Total current liabilities	18,551	15,713

Long-term debt	149,747	158,172
Asset retirement liability	8,348	8,139
Other long-term accrued liabilities	—	8

TOTAL LIABILITIES	176,646	182,032

Mezzanine equity:
Series A Convertible Redeemable Preferred Stock	30,467	28,483
Stockholders’ (deficit) equity	(7,898)	46,631

TOTAL LIABILITIES, MEZZANINE AND STOCKHOLDERS’ (DEFICIT) EQUITY	$199,215	$257,146

GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2012	2011
Net cash provided by operating activities	$6,525	$3,901
Net cash provided by (used in) investing activities (1)	2,265	(1,751)
Net cash used in financing activities (2)	(8,458)	(2,065)
Effect of exchange rates changes on cash	1	3
Increase in cash and cash equivalents	333	88
Cash and cash equivalents at beginning of period	458	537
Cash and cash equivalents at end of period	$791	$625

(1) Primarily consists of hedging cost recovery.

(2) Primarily consists of reducing bank debt.

GEOMET, INC.

OPERATING STATISTICS

	Three Months Ended March 31,
	2012	2011
Net sales volumes (MMcf)	3,629	1,840
Per Mcf data ($/Mcf):
Average natural gas sales price	$2.79	$4.27
Differential to NYMEX (1)	$0.07	$0.17
Average natural gas sales price realized (2)	$4.82	$6.17
Lease operating expense	$1.23	$1.62
Compression expenses	$0.33	$0.33
Transportation expense	$0.29	$0.17
Production taxes	$0.13	$0.17
Total production expenses	$1.98	$2.29
Depletion	$0.97	$0.83
CENTRAL APPALACHIAN BASIN
Net sales volumes (MMcf)	2,515	1,401
Per Mcf data ($/Mcf):
Lease operating expense	$1.20	$1.24
Compression expense	$0.42	$0.33
Transportation expense	$0.37	$0.22
Production taxes	$0.12	$0.17
Total production expenses	$2.11	$1.96
ALABAMA
Net sales volumes (MMcf)	1,114	439
Per Mcf data ($/Mcf):
Lease operating expense	$1.29	$2.77
Compression expense	$0.12	$0.32
Transportation expense (3)	$0.10	$0.00
Production taxes	$0.14	$0.21
Total production expenses	$1.65	$3.30

(1)         The difference between the average natural gas price for the period, before the impact of gains on derivative contracts, and the final average settlement price for natural gas contracts on the New York Mercantile Exchange (“NYMEX”) for each month during the applicable period weighted by gas sales volumes.

(2)   Average realized price includes the effects of cash settlements from natural gas derivative contracts.

(3)         In the current year period, we incurred transportation expenses relative to our net interest in certain of our newly acquired, non-operated properties in the Black Warrior Basin.

GEOMET, INC.

CONSOLIDATED DERIVATIVE CONTRACT POSITIONS

At March 31, 2012, the Company had the following natural gas swap positions:

Period	Volume (MMBtu)	Fixed Price
April through December 2012	414,000	$5.11
April through December 2012	171,000	$5.12
April through December 2012	795,275	$6.85
April through December 2012	382,691	$6.99
April through December 2012	623,158	$7.05
April through October 2012	856,000	$5.73
April through October 2012	1,712,000	$4.94
April through October 2012	3,210,000	$2.89
November 2012 through March 2013	604,000	$6.42
November 2012 through March 2013	906,000	$5.50
November 2012 through March 2013	4,128,000	$3.81
November 2012 through March 2013	4,128,000	$3.82
	17,930,124

At March 31, 2012, we had the following natural gas basis swap positions:

Period	Volume (MMBtu)	Fixed Basis
April through December 2012	414,000	$0.04

Subsequent to March 31, 2012, we added the following natural gas swap positions:

Period	Volume (MMBtu)	Fixed Basis
January through December 2013	2,190,000	$3.60
April through December 2013	2,750,000	$3.25

Subsequent to March 31, 2012, we added the following natural gas collar positions:

Period	Volume (MMBtu)	Sold Ceiling	Bought Floor
January 2014 through December 2015	3,650,000	$4.20	$3.50
January 2014 through December 2015	3,650,000	$4.30	$3.60

GEOMET, INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET (LOSS) INCOME

(In thousands)

	Three Months Ended
	March 31,
	2012	2011
Net (loss) income	$(52,948)	$451
Add: Interest expense, net of interest income and amounts capitalized	1,272	836
Add (Deduct): Other expense (income)	4	(5)
Add: Income tax expense	44,024	5
Add: Depreciation, depletion and amortization	3,629	1,633
Add: Impairment of gas properties	15,779	—
(Deduct) Add: Unrealized (gains) losses on derivative contracts	(5,224)	2,850
Add: Stock based compensation	116	134
Add: Accretion expense	196	135
Adjusted EBITDA	$6,848	$6,039

The table above reconciles Adjusted EBITDA to net (loss) income. Adjusted EBITDA is defined as net (loss) income before net interest expense, other non-operating expense (income), income taxes, depreciation, depletion, amortization, impairment of gas properties, unrealized (gains) losses on natural gas derivative contracts, stock-based compensation and accretion expense. Although Adjusted EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America (GAAP), management believes that it is useful to GeoMet and to an investor in evaluating our company because it is a widely used measure to evaluate a company’s cash flows and operating performance.

GEOMET, INC.

RECONCILIATION OF ADJUSTED NET INCOME TO NET (LOSS) INCOME

(In thousands)

	Three Months Ended March 31,
	2012	2011
Net (loss) income	$(52,948)	$451
Valuation allowance related to net deferred tax asset	47,350	—
Unrealized (gains) losses on derivative contracts, net of tax	(3,229)	1,761
Impairment of gas properties, net of tax	9,752	—

Adjusted Net Income	$925	$2,212

The table above reconciles Adjusted Net Income to net (loss) income. Adjusted Net Income is calculated by eliminating valuation allowance related to net deferred tax asset, unrealized (gains) losses on natural gas derivative contracts from net (loss) income, impairment of gas properties, acquisition costs, and their related tax effects to arrive at Adjusted Net Income. The tax effects are determined by calculating the tax provision for GAAP net (loss) income and comparing the results to the tax provision for Adjusted Net Income, which excludes the adjusting items. The difference in the tax provision calculations represents the effect of income taxes. The calculation is performed at the end of each quarter and, as a result, the tax rates for each discrete period are different. Although Adjusted Net Income is a non-GAAP measure, we believe it is useful information for investors because the unrealized (gains) losses relate to derivative contracts that hedge our production in future months. The gains associated with derivative contracts that hedge current production are recognized in net (loss) income and are not eliminated in determining Adjusted Net Income. The adjustment better matches (gains) losses on natural gas derivative contracts with the period when the underlying hedged production occurs.